Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for the Three and Six Months Ended

June 30, 2017 and Reaffirms Full Year 2017 Guidance

CONCORD, NC (July 26, 2017) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported second quarter 2017 total revenues of $179.3 million, net income of $27.3 million or $0.67 per diluted share, and adjusted non-GAAP net income of $28.0 million or $0.68 per diluted share. Six month 2017 total revenues were $259.6 million, net income was $25.4 million or $0.62 per diluted share, and adjusted non-GAAP net income was $29.0 million or $0.71 per diluted share. These results were within management’s expectations, and SMI reaffirmed its full year 2017 non-GAAP earnings guidance of $0.90 to $1.10 per diluted share as further described below. Non-GAAP items are further discussed and reconciled with comparable GAAP amounts below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and the absence of a stronger middle class economic recovery, and changing demographics and media entertainment consumption.

Race schedule changes in 2017 as compared to 2016 are presented below in the Selected Financial Data.

Second Quarter Comparison:
●	Total revenues of $179.3 million in 2017 compared to $175.7 million in 2016
●	Impairment charge for goodwill of $1.1 million pre-tax, $698,000 after tax or $0.02 per diluted share in 2017
●	Net income of $27.3 million or $0.67 per diluted share in 2017 compared to $24.7 million or $0.60 per diluted share in 2016
●	Adjusted non-GAAP net income of $28.0 million or $0.68 per diluted share in 2017 compared to $24.7 million or $0.60 per diluted share in 2016

Year-to-Date Comparison

●	Total revenues of $259.6 million in 2017 compared to $258.9 million in 2016
●	Impairment charge for goodwill of $1.1 million pre-tax, $698,000 after tax or $0.02 per diluted share in 2017
●	Accelerated depreciation and removal costs on retired assets aggregating $4.6 million pre-tax, $2.9 million after tax or $0.07 per diluted share in 2017
●	Net income of $25.4 million or $0.62 per diluted share in 2017 compared to $25.6 million or $0.62 per diluted share in 2016
●	Adjusted non-GAAP net income of $29.0 million or $0.71 per diluted share in 2017 compared to $25.6 million or $0.62 per diluted share in 2016

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities, and should not be considered as alternatives to net income or diluted earnings per share determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended June 30:		Six Months Ended June 30:
	2017	2016	2017	2016
Net income using GAAP	$27,306	$24,747	$25,371	$25,608
Impairment of goodwill, pre-tax	1,117	–	1,117	–
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	–	4,597	–
Aggregate income tax effect of non-GAAP adjustments	(419)	–	(2,119)	–
Non-GAAP net income	$28,004	$24,747	$28,966	$25,608

Diluted earnings per share using GAAP	$0.67	$0.60	$0.62	$0.62
Impairment of goodwill, pre-tax	0.03	–	0.03	–
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	–	0.11	–
Aggregate income tax effect of non-GAAP adjustments	(0.01)	–	(0.05)	–
Non-GAAP diluted earnings per share	$0.68	$0.60	$0.71	$0.62

To modernize our facilities for fan enhancements and alternative marketing purposes, the Company has renovated select seating areas at Charlotte, Kentucky and New Hampshire Motor Speedways. The Company recorded non-cash, pre-tax charges for accelerated depreciation and costs of removal aggregating approximately $4.6 million in the first quarter 2017.

The Company recorded a non-cash, pre-tax impairment charge of approximately $1.1 million to eliminate goodwill associated with certain souvenir merchandising activities in the second quarter 2017.

As recently announced, the Company obtained approval from NASCAR to realign one Monster Energy Cup Series and one Camping World Truck Series race from New Hampshire Motor Speedway, and one Xfinity Series race from Kentucky Speedway, to Las Vegas Motor Speedway beginning in 2018.

Significant 2017 Second Quarter Racing Events

●	Bristol Motor Speedway – NASCAR Food City 500 Monster Energy Cup and Fitzgerald Glider Kits 300 Xfinity Series, and NHRA Thunder Valley Nationals racing events
●

Charlotte Motor Speedway – NASCAR Monster Energy All-Star Race, Coca-Cola 600 Monster Energy Cup, Hisense 4K TV 300 Xfinity and North Carolina Education Lottery 200 Camping World Truck Series, and NHRA 4-Wide Nationals racing events

●	Las Vegas Motor Speedway – DENSO Spark Plugs NHRA Nationals racing event
●	Sonoma Raceway – NASCAR Toyota/Save Mart 350 Monster Energy Cup Series racing event
●

Texas Motor Speedway – NASCAR O’Reilly Auto Parts 500 Monster Energy Cup, My Bariatric Solutions 300 Xfinity and winstaronlinegaming.com 400 Camping World Truck, and IndyCar Rainguard Water Sealers 600 Series racing events

2017 Earnings Guidance

The Company reaffirmed that second quarter 2017 results are consistent with its previous full year 2017 non-GAAP earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions and underemployment, among other factors. Higher health-care and fuel costs, along with inclement weather, could significantly impact our future results.

Dividends and Stock Repurchase Program

During the six months ended June 30, 2017, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $12.4 million. On July 19, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.2 million, payable on September 5, 2017 to shareholders of record as of August 15, 2017. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the six months ended June 30, 2017, the Company repurchased 125,000 shares of common stock for approximately $2.4 million under its stock repurchase program. As of June 30, 2017, the Company has repurchased 4,683,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 317,000.

Comments

“SMI’s second quarter and year-to-date results for 2017 were solid and within our expectations,” stated Speedway Motorsports Chief Executive Officer and President Marcus G. Smith. “Various revenue streams, particularly track rentals and NASCAR ancillary broadcasting rights, have shown sizable increases. So far in 2017, while certain admission revenues are lower, several of our NASCAR events show higher attendance trends and growing fan interest. We are optimistic that our marketing strategies of offering attractive ticket prices for families and children, and expanded and innovative pre-race entertainment, are gaining traction with both our core and potential new fans.”

“Speedway Motorsports’ resounding commitment is to provide both our long-time loyal and next generation race fans with innovative entertainment and high-end customer service that cannot be duplicated at home or other venues,” continued Mr. Smith. “For example, SMI continues its long history of innovation with offering our sport’s first combination superspeedway and road course races at Charlotte Motor Speedway in September 2018. The NASCAR Monster Energy Cup Bank of America 500 and Xfinity Series races will take place on a new 13-turn, 2.4-mile ‘Roval’ configuration. Both races will be the first road course races in NASCAR’s Monster Energy Cup and Xfinity Series playoffs. We believe fans will find such racing novel and exciting as many are already inquiring about tickets for this unique event weekend. We are also excited that Charlotte’s NASCAR Monster Energy Cup Saturday night and Xfinity Friday night races are returning to traditional Sunday and Saturday afternoons this October. These afternoon races should make it easier for families and travelers to attend great racing at Charlotte this fall.”

“We remain focused on our strategic initiatives of increasing long-term profitability through debt reduction, capital spending, dividends and share repurchases, as well as adjusting our operating cost structures and spending. Our multiple long-term contracted revenue streams remain strong through our participation in the ten-year NASCAR broadcasting agreements through 2024, already having sold many of our NASCAR event sponsorships for 2018 and beyond, as well as several multi-year track rental agreements. We believe our business model remains sound, and that many opportunities exist to increase our long-term profitability”, Mr. Smith said.

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “Recent changes to our sport are some of the biggest and most positive in many, many years. NASCAR’s ongoing improvements to our sport such as the recent ‘stage-based’ racing format and championship point structure for all three of the premier national series have been very well received by fans and drivers. Our pioneering ‘Roval’ course at Charlotte mentioned by Marcus may set the stage for similar configured racing at other motorsport facilities. And our Las Vegas Motor Speedway will host a new NASCAR Monster Energy Cup, Xfinity and Camping World Truck Series race weekend starting in September 2018 – making it the only NASCAR venue to host all three national racing series twice each year. SMI, NASCAR and the media powerhouses are all focused more than ever on attracting younger race fans and families. However, SMI has always remembered that our long-time fans are who made this sport great, and we are forever striving to reward their continued patronage with superior entertainment value.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility reductions, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-201-0168 (US / Canada / toll-free) or 647-788-4901 (international). The reference number is 48391905. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Six Months Ended June 30, 2017 and 2016
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
STATEMENT OF OPERATIONS DATA	6/30/2017	6/30/2016	6/30/2017	6/30/2016

Revenues:
Admissions	$29,141	$29,634	$43,891	$45,073
Event related revenue	50,080	49,339	69,039	71,069
NASCAR broadcasting revenue	92,415	89,167	131,226	126,614
Other operating revenue	7,617	7,548	15,422	16,108
Total Revenues	179,253	175,688	259,578	258,864
Expenses and Other:
Direct expense of events	33,231	34,730	45,688	47,790
NASCAR event management fees	54,150	52,478	77,210	74,776
Other direct operating expense	5,031	4,955	10,171	10,544
General and administrative	26,944	27,312	49,530	51,386
Depreciation and amortization	13,469	13,570	30,974	26,941
Interest expense, net	3,163	3,291	6,168	6,630
Impairment of other intangible assets and goodwill	1,117	-	1,117	-
Other (income) expense, net	(376)	(13)	202	55
Total Expenses and Other	136,729	136,323	221,060	218,122
Income Before Income Taxes	42,524	39,365	38,518	40,742
Provision for Income Taxes	(15,218)	(14,618)	(13,147)	(15,134)
Net Income	$27,306	$24,747	$25,371	$25,608

Basic Earnings Per Share	$0.67	$0.60	$0.62	$0.62
Weighted average shares outstanding	41,045	41,184	41,066	41,206

Diluted Earnings Per Share	$0.67	$0.60	$0.62	$0.62
Weighted average shares outstanding	41,056	41,195	41,082	41,220

Major NASCAR-sanctioned Events Held During Period	8	8	12	12

Certain Race Schedule Changes:
•

Poor weather resulted in postponing and next-day rescheduling one Monster Energy NASCAR Cup race, and delaying the completion of one NASCAR Xfinity race, at Bristol Motor Speedway in the second quarter 2017

•	Poor weather resulted in delaying the completion of one Monster Energy NASCAR Cup race at Charlotte Motor Speedway in the second quarter 2017
•	Texas Motor Speedway held one IndyCar race in the second quarter 2017. Poor weather last year resulted in rescheduling an IndyCar race from the second quarter 2016 to the third quarter 2016

BALANCE SHEET DATA	6/30/2017	12/31/2016

Cash and cash equivalents	$87,653	$79,342
Total current assets	146,527	127,909
Property and equipment, net	983,465	1,000,230
Goodwill and other intangible assets, net	344,608	345,725
Total assets	1,499,128	1,498,149

Deferred race event and other income, net	51,918	44,782
Total current liabilities	114,206	94,671
Credit facility borrowings (all term loan)	40,000	66,000
Total long-term debt (excluding deferred financing costs)	241,049	267,206
Total liabilities	689,752	700,366
Total stockholders' equity	809,376	797,783